Exhibit 10.18
Certain information contained in this document, identified by [***], has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. BORROWINGS UNDER THE DDTL FACILITY WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE CHIEF FINANCIAL OFFICER AT [***].

INTERIM LOAN AND GUARANTY AGREEMENT
THIS INTERIM LOAN AND GUARANTY AGREEMENT (this “Agreement”) dated as of November 14, 2022 (the “Effective Date”) between AMAZON.COM SERVICES, LLC, a Delaware limited liability company (“Lender”), and 1LIFE HEALTHCARE, INC., a Delaware corporation (“Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:
RECITALS
Amazon.com, Inc., a Delaware corporation (“Amazon”), and Borrower have entered into that certain Agreement and Plan of Merger, dated as of July 20, 2022 (as the same may be amended, modified, supplemented or restated, the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Negroni Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Amazon, will merge with and into Borrower, with Borrower surviving as a wholly-owned subsidiary of Amazon (the “Merger”) and (ii) Lender has agreed to make available to Borrower a senior unsecured delayed draw term loan facility (the “DDTL Facility”) in an aggregate principal amount of up to $300,000,000 (the “Maximum DDTL Amount”).
AGREEMENT
The parties hereby agree as follows:
1.ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding anything to the contrary contained herein, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 or otherwise (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2.LOAN AND TERMS OF PAYMENT

1.1Promise to Pay. Subject to Section 2.6, Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of all Borrowings (as defined below) and accrued and unpaid interest (including compounded interest) thereon as and when due in accordance with this Agreement.
1.1.1DDTL Facility.
(a)Availability. Subject to the satisfaction of the terms and conditions of this Agreement, Lender shall make the DDTL Facility available to Borrower during the Draw Period by providing up to one borrowing per month of $30,000,000 (each such borrowing, a “Borrowing”). The Borrowings in the aggregate shall not exceed the Maximum DDTL Amount.
(b)Repayment at Maturity. Subject to Section 2.6, all outstanding principal and interest amounts with respect to each Borrowing shall be due and payable on the Maturity Date.
(c)Mandatory Prepayment. Following the occurrence of the Merger Termination Date, any outstanding Borrowings under the DDTL Facility shall be prepaid using 100% of the net cash proceeds of (i) any incurrence of Indebtedness (other than any Permitted Indebtedness, including, for the avoidance of doubt, any Permitted Indebtedness incurred to refinance the Existing Convertible Notes) or (ii) any Transfers outside the ordinary course of business.
(d)Voluntary Prepayment. At Borrower’s option, so long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all or make partial prepayments of the outstanding Borrowings in minimum increments of Five Hundred Thousand Dollars ($500,000), provided Borrower from time to time (i) delivers written notice to Lender of its election to exercise its option to prepay the Borrowing at least two (2) Business Days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all accrued and unpaid interest with respect to the Borrowing being prepaid, (B) all unpaid principal with respect to the Borrowing being prepaid, and (C) all other sums, including Lender Expenses, if any, that shall have become due and payable hereunder with respect to the Borrowing being prepaid, including interest at the Default Rate with respect to any past due amounts.
1.2Payment of Interest on the Borrowings; Interest Period; Interest Elections.
(a)Interest Rate. The principal amount and compounded interest outstanding for each Borrowing shall accrue interest at a per annum rate equal to (i) prior to the Merger Termination Date, the SOFR Rate plus 3.50% and (ii) after the Merger Termination Date, the SOFR Rate plus 6.00%, in each case, compounded each Interest Period, for the Interest Period in effect for such Borrowing and which interest shall be due and payable in full on the Maturity Date.
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is 2.00% above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c)Interest Computation. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
(d)Interest Period. Each Borrowing shall have an initial Interest Period as specified in the Advance Form. If such Advance Form does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(e)Interest Elections. Each Borrowing shall have an initial Interest Period as specified in the Advance Form. Thereafter, Borrower may elect Interest Periods as provided in this Section 2.2(e). To make an election pursuant to this Section 2.2(e), Borrower shall notify Lender of such election using an Interest Election Request. The Interest Election Request shall specify the following information: (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing; (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and (iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.” If any such Interest Election Request does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. If Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable to the relevant Borrowing, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a one-month Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing, Borrower may not submit an Interest Election Request pursuant to this Section 2.2(e).
1.3Fees. Borrower shall pay to Lender all Lender Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Effective Date, when all other Obligations hereunder are due and payable.
1.4Payments. All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 3:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 3:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
1.5Withholding. Borrower shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement if Borrower is required to deduct and withhold with respect to the making of such payments under the United States Internal Revenue Code of 1986, as amended, or any provision of applicable law, and shall timely pay such amount to the applicable taxing authority. To the extent that amounts payable to a recipient are so withheld and paid over to the applicable taxing authority by Borrower, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient. Prior to the date of this Agreement, Lender shall provide to Borrower a duly completed and executed IRS Form W-9. Notwithstanding the foregoing and anything to the contrary in this Agreement, the parties acknowledge and agree that none of the payments to be made to Lender shall be subject to U.S. federal income tax withholding under current law as of the date hereof so long as Lender has timely delivered Borrower a duly completed and executed IRS Form W-9 (or, in the case of any assignee or participant of Lender, if applicable, an appropriate IRS Form W-8) establishing an exemption from such withholding. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.

1.6Maximum Forgiveness Amount. In the event that Parent or Lender is obligated to pay the Parent Termination Fee (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement, all aggregate amounts outstanding under the DDTL Facility (including all accrued and unpaid interest and any other amounts owing) shall be automatically forgiven in an amount up to the Maximum Forgiveness Amount in accordance with the Merger Agreement, and any such forgiven amount shall set off against and reduce on a dollar-for-dollar basis any obligation of Parent or Lender to pay the Parent Termination Fee, as further set forth in the Merger Agreement; provided, that, for the avoidance of doubt, any such amounts that are in excess of the Maximum Forgiveness Amount shall remain outstanding under the DDTL Facility after such forgiveness and be due and payable in full on the Maturity Date.
3.CONDITIONS OF LOANS
1.1Conditions Precedent to the Effective Date. The effectiveness of this Agreement is subject to the conditions precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)duly-executed signatures to this Agreement by Borrower and each Guarantor;
(b)the Operating Documents and long-form good standing certificates of Borrower and the Guarantors certified by the Secretary of State (or equivalent agency) of Borrower’s and each such Guarantor’s jurisdiction of organization or formation and each jurisdiction in which Borrower and each Guarantor is qualified to conduct business, except for (i) Iora Health NE DCE, LLC’s qualification to conduct business in Texas and (ii) 1Life Healthcare, Inc.’s qualification to conduct business in Maryland, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(c)certified, completed resolutions for Borrower authorizing the transactions set forth herein;
(d)certified, completed resolutions for each Guarantor authorizing the transactions set forth herein;
(e)duly-executed signatures to the secretary or officer’s certificate of Borrower and Guarantors (i) attaching true and complete copy of the resolutions of the Borrower and Guarantors authorizing the transactions set forth herein, (ii) attaching true and complete copies of the Operating Documents, and (iii) setting forth the incumbency of its officer or officers or authorized signatories who may sign the Loan Documents, including therein a signature specimen of such officer or officers; and
(f)a duly-executed customary legal opinion of Cooley LLP.
1.2Conditions Precedent to Initial Borrowing. Lender’s obligations to make the initial Borrowing (the “Initial Borrowing”) hereunder is subject to the following conditions precedent:
(a)timely receipt of an executed Advance Form by 5:00 p.m., Pacific Time, five (5) Business Days before the Funding Date of the requested Initial Borrowing;
(b)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Advance Form and on the Funding Date of the Initial Borrowing; provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and provided, further that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality, material adverse effect or “Material Adverse Effect” in the text thereof;
(c)no Event of Default (or event that with the giving of notice or lapse of time or both would be an Event of Default) shall have occurred and be continuing and be continuing or result from the Initial Borrowing; and
(d)timely receipt of an executed Attestation Letter.
1.3Conditions Precedent to all Borrowings. Lender’s obligations to make each Borrowing that is not an Initial Borrowing is subject to the following conditions precedent:
(a)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Advance Form and on the Funding Date of each Borrowing; provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and provided, further that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality, material adverse effect or “Material Adverse Effect” in the text thereof;
(b)no Event of Default (or event that with the giving of notice or lapse of time or both would be an Event of Default) shall have occurred and be continuing and be continuing or result from any Borrowing.
1.4Covenant to Deliver. Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition precedent to any Borrowing. Borrower expressly agrees that a Borrowing made prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and the making of any Borrowing in the absence of a required item shall be in Lender’s sole discretion.
1.5Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of any Borrowing set forth in this Agreement, to obtain such Borrowing, Borrower shall notify Lender (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of such Borrowing. Together with any such electronic notification, Borrower shall deliver to Lender by electronic mail a completed Advance Form executed by a Responsible Officer or his or her designee. Lender shall credit the Borrowing to the Designated Deposit Account.
4.GUARANTY
4.1    The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to Lender as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Guarantor agrees it is jointly and severally liable for all Obligations in full and Lender shall be able to enforce payment of all Obligations against each Guarantor, jointly and severally. Notwithstanding any provision to the contrary contained herein or in any other of the

Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance in an Insolvency Proceeding or under any provisions of any applicable law.
4.2    Obligations Unconditional. The Obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations), it being the intent of this Section 4.2 that the Obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that any right of subrogation, indemnity, reimbursement or contribution it may have against Borrower or any other Guarantor for amounts paid under this Section 4.2 shall be subordinate and subject in right of payment to the Obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of subrogation, indemnity, reimbursement or contribution until the Maturity Date shall have occurred. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above: (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived; (b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted; (c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or (d) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its Obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.
The guarantee in Section 4.1 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
Each Guarantor assumes all responsibility for being and keeping itself informed of Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that Lender will not have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
1.1Reinstatement. The Obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Insolvency Proceeding or otherwise.
1.2Remedies
. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and Lender, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.
1.3Rights of Contribution
. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate in right of payment to the Obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.
5.REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants as follows, on behalf of itself and its Subsidiaries:
1.1Due Organization, Authorization; Power and Authority. Each of Borrower and each Guarantor is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on the business or financial condition of Borrower and its Subsidiaries.
The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Loan Party’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower or any Guarantor is bound or (vi) require consent or approval from any third party. Neither Borrower nor any Guarantor is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on the business or financial condition of Borrower and its Subsidiaries.

1.2Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries, other than actions or proceedings that have not had, and would not be reasonably expected to have, a Material Adverse Effect.
1.3Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lender.
1.4Solvency. After giving effect to all Borrowings hereunder, the fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) will exceed the fair value of Borrower’s consolidated liabilities; Borrower will not be left with unreasonably small capital after the transactions in this Agreement; and Borrower will be able to pay its debts (including trade debts) as they mature.
1.5Regulatory Compliance. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. None of the Loan Parties is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each of Borrower and each of its Subsidiaries (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the non-compliance with or violation of which could reasonably be expected to have a material adverse effect on the business or financial condition of Borrower and its Subsidiaries . None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by other Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

1.6Subsidiaries; Investments. None of the Borrower or any of its Subsidiaries owns any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
1.7Tax Returns and Payments; Pension Contributions. Except as set forth on the Disclosure Schedules and as has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect, (i) the Loan Parties have filed (taking into account any extension of time to file granted or obtained) all required tax returns and reports, and such tax returns are correct and complete in all respects, and (ii) the Loan Parties have paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except, in each case of (i) and (ii), to the extent such taxes are being contested in good faith by appropriate proceedings, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
Except as set forth on the Disclosure Schedules, with respect to any Plan, as of the date of this Agreement and except as would not reasonably be expected to result in a Material Adverse Effect, (i) all contributions or other amounts payable by Borrower or its Subsidiaries with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP on the SEC Reports, (ii) no actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Borrower, threatened, and (iii) no administrative investigation, audit, or other administrative proceeding by the Department of

Labor, the Internal Revenue Service or other Governmental Authority is pending, in progress or, to the knowledge of Borrower, threatened.
1.8Use of Proceeds. Borrower shall use the proceeds of the Borrowings for working capital funding requirements and other general corporate purposes of Borrower, its Subsidiaries and its and their affiliated professional corporations.
1.9Full Disclosure. No written representation, warranty or other statement of any Loan Party in any certificate or written statement given to Lender in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.
1.10Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, as of the date of this Agreement, of the Responsible Officers, in each case, including the knowledge that any such individual would reasonably be expected to discover or become aware of after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.
1.11SEC Compliance.
(a)Borrower has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 3, 2020 (such documents and any other documents filed by Borrower with the Securities and Exchange Commission (the “SEC”), as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in the Disclosure Schedules, as of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.
(b)Borrower maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Borrower are being made only in accordance with authorizations of management and the directors of Borrower and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Borrower’s and its Subsidiaries’ assets that could have a material effect on Borrower’s financial statements. Borrower (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by Borrower in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Borrower’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its applicable Responsible Officer, to Borrower’s auditors and the audit committee of Borrower’s board of directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Borrower’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Borrower’s internal controls over financial reporting.
(c)Neither Borrower nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract or arrangement relating to any transaction or relationship between or among Borrower, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Subsidiary in Borrower’s published financial statements or other SEC Report.
(d)Since January 3, 2020, subject to any applicable grace periods, Borrower has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NASDAQ Global Select Market.
(e)Except as set forth in the Disclosure Schedules, as of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the knowledge of Borrower, the subject of ongoing SEC review. There are no formal internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that are pending or, to Borrower’s knowledge, threatened, in each case regarding any accounting practices of Borrower or any Subsidiary.
1.12Encumbrances. As of the Effective Date, Borrower has not created, incurred, allowed, or suffered any Lien on any of its property, or assigned or conveyed any right to receive income, or permitted any of its Subsidiaries to do so, except for Liens set forth on Schedule 5.12.
6.AFFIRMATIVE COVENANTS
Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:
1.1Government Compliance.
(a)(i) Maintain its and all Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect and (ii) comply with all Requirements of Law, except as could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Inactive Subsidiaries are permitted to be dissolved.
(b)If applicable, use commercially reasonable efforts to obtain all of the Governmental Approvals necessary for the performance by the Loan Parties of their respective obligations under the Loan Documents. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Lender.
1.2Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower or any Subsidiary and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date.
1.3Taxes; Pensions. Timely file all required material tax returns and reports and timely pay all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.7 hereof, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
1.4Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to effect the purposes of this Agreement.
1.5Subsidiary Guarantor Further Assurances. Cause any Subsidiary acquired or formed after the Effective Date that qualifies as a Guarantor hereunder to execute and deliver to Lender a joinder to this Agreement, in form and substance reasonably acceptable to the Lender, within thirty (30) days of such acquisition or formation.
1.6Insurance.
(a)    Keep its business insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lender may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.
(b)    [Reserved.]
(c)    At Lender’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. If Borrower fails to obtain insurance as required under this Section 6.6 or to pay any amount or furnish any required proof of payment to third persons and Lender, Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.6, and take any action under the policies Lender deems prudent.
1.7Post-Closing. Within ten (10) days of the Effective Date, the Borrower shall deliver (i) Iora Health NE DCE, LLC’s qualification to conduct business in Texas and (ii) 1Life Healthcare, Inc.’s qualification to conduct business in Maryland.
7.NEGATIVE COVENANTS
From and after the Merger Termination Date, Borrower shall not do any of the following without Lender’s prior written consent or unless (except in the case of Section 7.10) otherwise permitted under Section 5.01 of the Merger Agreement, as qualified by the Disclosure Schedules:
1.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower;

(c) consisting of Permitted Liens and Permitted Investments; or (d) made in the ordinary course of business of assets having an aggregate fair market value of less than $[***] in any twelve (12) month period.
1.2Changes in Business, Management, Ownership. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; or (b) liquidate or dissolve, except the Inactive Subsidiaries are permitted to be dissolved.
1.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) unless (a) no Event of Default has occurred and is continuing or would exist after giving effect to such transaction(s) and (b) (i) in the case of a merger or consolidation involving the Borrower, Borrower is the surviving legal entity and (ii) in the case of a merger or consolidation involving a Guarantor and a Subsidiary that is not a Guarantor, the Guarantor is the surviving legal entity. For the avoidance of doubt, a Subsidiary that is not a Guarantor may merge or consolidate into another Subsidiary that is not a Guarantor (or into Borrower or a Guarantor in accordance with the preceding sentence).
1.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
1.5Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, or permit any of its Subsidiaries to do so, except for Permitted Liens.
1.6Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock of Borrower, and (iii) Borrower may repurchase the stock of former employees, directors or consultants, provided that the aggregate amount of all such repurchases does not exceed $[***] per fiscal year, with carryforward of unused amounts to the next subsequent fiscal year only; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.
1.7Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, or permit any of its Subsidiaries to do so, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower and its Subsidiaries than would be obtained in an arm’s length transaction with a non-affiliated Person.
1.8Prepayments of Other Indebtedness. (a) Make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any other Indebtedness (including the Existing Convertible Notes, except for refinancings of such Existing Convertible Notes that constitute Permitted Indebtedness, but excluding any intercompany Indebtedness between or among Borrower and any of its Subsidiaries), or permit any of its Subsidiaries to do so, except for payments of principal at the stated maturity thereof, or (b), except with respect to any such refinancing of Existing Convertible Notes, amend any provision in any document relating to such other Indebtedness, or permit any of its Subsidiaries to do so, which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Lender, to the extent such Indebtedness is subordinated to the Obligations.
1.9Compliance. Permit Borrower or any of its Subsidiaries to (a) become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Borrowing for that purpose; (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (c) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect; (d) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
1.10Inactive Subsidiaries. Permit any Inactive Subsidiary to have any material assets, revenue or operations.
8.EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
1.1Payment Default. Borrower fails to (i) make any payment of principal or interest on any Borrowing when due or (ii) pay any other Obligations when such Obligations are due and payable;
1.2Covenant Default.
(a)Borrower violates any covenant in Section 7; or
(b)Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement applicable to it contained in this Agreement or any Loan Documents, and, as to any default (other than those specified in Section 8.2(a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, that, within such thirty (30) day period the failure to cure the default shall not be deemed an Event of Default (but no Borrowing shall be made during such cure period). The cure period provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
1.3Change in Control. A Change of Control of Borrower, other than pursuant to the Merger, occurs;
1.4Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Borrowing shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

1.5Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $5,000,000; or
1.6Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Lender to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (or in any respect in the case of any representation or warranty that is qualified or modified by materiality, material adverse effect or “Material Adverse Effect” in the text thereof).
9.LENDER’S RIGHTS AND REMEDIES
1.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, without notice or demand, do any or all of the following:
(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Lender);
(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Lender;
(c)apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Lender owing to or for the credit or the account of Borrower; and
(d)exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code.
1.2Protective Payments. If Borrower fails to pay any amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.
1.3[Reserved.]
1.4No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election and shall not preclude Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

1.5Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.
10.NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below. Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrower: 1Life Healthcare, Inc.
One Embarcadero Center, Suite 1900
San Francisco, CA 94111
Attention: Lisa Mango, General Counsel and Secretary
Email: [***]
    with a copy (which shall not constitute notice) to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Steven Tonsfeldt
        Matthew Hemington
        Anne Lieberman
Email:     [***]
        [***]
        [***]

If to Lender:    Amazon.com Services, LLC
    c/o Amazon.com, Inc.
410 Terry Avenue
    North Seattle, WA 98109
    Attention: General Counsel
Email: [***]

    with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Caith Kushner
    Email: [***]

11.CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
This Section 11 shall survive the termination of this Agreement.
12.GENERAL PROVISIONS
1.1Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lender’s prior written consent (which may be granted or withheld in Lender’s discretion). After the Merger Termination Date, Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents. Notwithstanding the foregoing, Lender shall not assign its interest in the Loan Documents to (a) any other Person who is involved in a Permitted Line of Business or (b) any investment fund the primary purpose of which is to acquire and/or sell securities or other interests in distressed assets. For the avoidance of doubt, (a) any person to whom Lender assigns its obligations pursuant to this Agreement shall become a “Lender” for all purposes under this Agreement, and (b) nothing in this Section 12.1 shall prohibit Lender from selling, transferring, assigning, negotiating, or granting participation in all or any part of, or any interest in, Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents to any Affiliate of Lender and (c) if there are multiple Lenders (other than the initial Lender as of the Effective Date and its Affiliates) in accordance with this Section 12.1, the assigning Lender or Lenders shall notify the initial Lender as of the Effective Date of any assignment not involving such initial Lender.
1.2Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against any and all obligations, demands, claims, losses, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnified Person arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) the use of the proceeds of any Borrowing, (iii) any violation of or liability under environmental laws by Borrower or any Subsidiary, (iv) any actual or alleged presence, release or threatened release of or exposure to hazardous materials at, under, on, from or to any property owned, leased or operated by Borrower or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto except if such matter is initiated by Borrower or any of its Subsidiaries or affiliates. All amounts due under this Section 12.2 shall be payable within fifteen (15) days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested. For the avoidance of doubt, this Section 12.2 shall not apply to taxes.
For the avoidance of doubt, no Indemnified Person (or any of its affiliates) shall be responsible or liable to Borrower or its Subsidiaries, affiliates, stockholders or any other person or entity for any incidental, special, indirect, consequential or punitive damages, which may be alleged as a result of the transactions between Lender and Borrower contemplated by the Loan Documents.
This Section 12.2 shall survive until all statutes of limitation with respect to any and all obligations, demands, claims, losses, damages, liabilities and related expenses for which indemnity is given shall have run.
1.3Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
1.4Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
1.5Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by both Borrower and all Lenders. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
1.6Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
1.7Survival. All covenants, representation and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all

Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.
1.8Confidentiality. Lender shall keep all information obtained in connection with this Agreement confidential in accordance with the Confidentiality Agreement (as defined in the Merger Agreement).
1.9Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
1.10Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
1.11Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
1.12Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
1.13Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
1.14Senior Debt. The Obligations are and at all times shall be “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any documentation governing Subordinated Debt.
1.15Registered Form. The initial Lender as of the Effective Date shall, acting solely for this purpose as an agent of the Borrower, maintain a copy of any assignment delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount and stated interest of the Obligations owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and each Lender shall treat each person whose name is recorded in the Register as the owner of the Obligations for all purposes of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, any assignment of any Obligations shall be effective only upon appropriate entries with respect thereto being made in the Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each such participant and the principal amounts and stated interest of each such participant’s interest in the Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
13.PUBLIC ANNOUNCEMENTS
(a)The parties hereto acknowledge that they have agreed or will agree on (1) the content of Borrower’s Current Report on Form 8-K regarding the execution of this Agreement, including a description of this Agreement (the “Closing 8-K”) and (2) a redacted version of this Agreement that Borrower will file with the SEC in its Closing 8-K and/or subsequent periodic filings (the “Filed Agreement,” and together with the Closing 8-K, the “Initial Disclosure Documents”).
(b)After the filing of the Initial Disclosure Documents, except as required by applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority or as otherwise required by any Requirement of Law or by the rules or requirements of any stock exchange on which the securities of a party are listed, no party shall make, or cause to be made, or permit any of its Affiliates to make, any press release or public announcement or other similar public communications in respect of this Agreement without prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other party, unless such release, announcement or communication includes information that: (i) is consistent with the Initial Disclosure Documents; (ii) is consistent with releases, announcements or other communications previously consented to by the other party in accordance with this Section 13; (iii)  is required to be disclosed under GAAP; or (iv) is required in connection with any report, filing or other disclosure required by the SEC or other Governmental Authority.
(c)If a confidential treatment request for the Filed Agreement is requested or required by the SEC to support the redactions in the Filed Agreement, Borrower shall submit a confidential treatment request in support of such redactions and use its commercially reasonable efforts to pursue assurance that confidential treatment will be granted. With respect to the filing of or response to a confidential treatment request, Borrower shall provide Lender a reasonably opportunity of not less than three (3) Business Days to propose arguments, comments or revisions to Borrower’s filing or response, which Borrower shall take into reasonable account (and shall provide Lender prompt notice of any objection to them, the basis therefor and a reasonable opportunity to consider and discuss such objection with Borrower) prior to Borrower’s submission of such confidential treatment request or other response to the SEC. If the SEC does not accept Borrower’s good faith reasons for confidential treatment for any specific redactions (“Contested Redactions”) and confidential treatment for the Contested Redactions is not granted after such commercially reasonable efforts to obtain it, Borrower shall have sole discretion to file any Filed Agreement without redacting the Contested Redactions, but for the sake of clarity, continuing to redact previously redacted language that is not a Contested Redaction.
14.DEFINITIONS
1.1Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
“Advance Form” is that certain form attached hereto as Exhibit A.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Affiliated Practices” is defined in the Merger Agreement.
“Agreement” is defined in the preamble hereof.
“Amazon” is defined in the recitals hereof.
“Attestation Letter” is a letter from the bank where the Designated Deposit Account is maintained setting forth and attesting to the wire instructions.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing” is defined in Section 2.1.1(a)
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York City are authorized or required by law to close.
“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a finance lease obligation under GAAP, and, for purposes of this Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP.
“Change of Control” is (i) any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Parent, Lender, or any of its subsidiaries, in a single transaction or in a related series of transactions, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding equity interests of Borrower having more than 35% of the ordinary voting power for the election of directors of Borrower or (ii) Borrower shall have, directly or indirectly, transferred, leased or otherwise disposed of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.
“Claims” is defined in Section 12.2.

“Closing 8-K” is defined in Section 13.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.
“Company Group” is defined in the Merger Agreement.
“Contested Redactions” is defined in Section 13.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“DDTL Facility” is defined in the recitals hereof.
“Default Rate” is defined in Section 2.2(b).
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the account denominated in Dollars, account number 376519127, maintained by Borrower with JPMorgan Chase Bank, N.A.
“Disclosure Schedules” is the “Company Disclosure Schedule” as such term is defined in the Merger Agreement.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Draw Period” is the period of time from March 20, 2023 until the earlier of (i) the date the Merger Agreement is terminated in accordance with its terms without the closing of the Merger (such date, the “Merger Termination Date”) and (ii) the closing of the Merger.
“Effective Date” is defined in the preamble hereof.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Existing Convertible Notes” are the 3.00% Convertible Senior Notes due June 15, 2025 in an aggregate principal amount of $316,250,000.00 issued under and pursuant to the Indenture.
“Federal Health Care Program” is defined in the Merger Agreement.
“Filed Agreement” is defined in Section 13.
“Funding Date” is any date on which a Borrowing is made to or for the account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” means each Subsidiary of Borrower identified as a “Guarantor” on the signature pages hereto. Notwithstanding the foregoing, a Guarantor shall be any existing or subsequently acquired or organized wholly-owned Subsidiary organized in the U.S. of Borrower other than (i) professional corporations, (ii) subsidiaries prohibited or restricted from guaranteeing this Agreement by applicable law or any contractual obligation with non-affiliated third parties, (iii) subsidiaries that would require governmental or regulatory approval, or third-party consent, approval, license, or authorization to provide a guarantee of this Agreement (unless obtainable through the use of commercially reasonable efforts), and (iv) each of OM Seniors, Inc. and the Inactive Subsidiaries.

“Inactive Subsidiaries” means Iora Health Affiliated Network DCE, LLC, a Delaware limited liability company, and Iora Health Medical Group DCE, LLC, a Delaware limited liability company.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease Obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.2.
“Indenture” is the Indenture, dated as of May 29, 2020, between Borrower, as Issuer, and U.S. Bank National Association, as Trustee, relating to the Existing Convertible Notes.
“Initial Borrowing” is defined in Section 3.2.
“Initial Disclosure Documents” is defined in Section 13.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” means, with respect to any Person, means all of such Person’s right, title, and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to such Person;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Election Request” is that certain form attached hereto as Exhibit B.
“Interest Period” is the period commencing on the date of any Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 (months thereafter (or 12 months, if at the time of the relevant Borrowing, agreed to by Lender), as Borrower may elect; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), any loan, advance or capital contribution to any Person or any guarantee of any obligations of any Person.
“Lender” is defined in the preamble hereof.
“Lender Expenses” are all reasonable and documented out-of-pocket audit fees and expenses, reasonable and documented out-of-pocket costs, and reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to this Agreement; provided, however, that Lender Expenses shall not include taxes.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.
“Loan Parties” means the Borrower and the Guarantors.
“Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of Borrower and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect to the extent resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) any change in accounting requirements or principles required by GAAP or required by or any change in applicable laws after the date hereof, (C) any disease outbreak, epidemic or pandemic (including COVID-19) and any evolutions or mutations thereof or quarantine restrictions, natural disasters or the worsening of any of the foregoing, escalation of or acts of armed hostility or terrorism or escalation or worsening of war, or any similar force majeure events, (D) the announcement of the execution of the Merger Agreement or the pendency of the transactions contemplated thereby, or (E) compliance with the express terms of, or the taking of any action expressly required by, the Merger Agreement as qualified by the Disclosure Schedules (excluding the Borrower operating in the ordinary course of business, unless the Borrower seeks prior written approval from the Parent or Lender for an exception to such operation, and the Parent or Lender denies such approval) or the taking of any action requested in writing by Parent or Lender prior to the taking of such action; provided further that if the exceptions set forth in subclauses (A), (B), or (C) or this clause (i) have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries or geographics in which the Borrower and its Subsidiaries operates, then such effects, changes, developments or occurrence may be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent of such disproportionate impact, or (ii) any failure to meet internal or published projections or forecasts for any period or a decline in the price or trading volume of the Borrowers’ shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Material Adverse Effect).
“Maturity Date” means the earliest of (i) the twenty-four (24) month anniversary of the Merger Termination Date, (ii) if the Merger has not occurred and the Borrower does not refinance all of its Existing Convertible Notes, January 1, 2025, (iii) one hundred and twenty days (120) days prior to the maturity date of any Indebtedness incurred to refinance the Existing Convertible Notes, and (iv) July 22, 2026.
“Maximum DDTL Amount” is defined in the recitals hereof.
“Maximum Forgiveness Amount” is $195,000,000.
“Merger” is defined in the recitals hereof.
“Merger Agreement” is defined in the recitals hereof.
“Merger Termination Date” is defined in the definition of “Draw Period”.
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement or the other Loan Documents including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and to perform Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Parent” is defined in the Merger Agreement.

“Parent Termination Fee” is defined in the Merger Agreement.
“Participant Register” is defined in Section 12.15.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Permitted Acquisition” is any acquisition of (i) a Person primarily involved in a Permitted Line of Business, (ii) all or substantially all of the property and assets or business of another Person primarily used in a Permitted Line of Business or (iii) assets constituting a business unit, line of business or division of a Person which, in each case, is a Permitted Line of Business.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date and shown on Schedule 5.12;
(c)    Subordinated Debt;
(d)    unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)    Indebtedness, other than Indebtedness for borrowing money or Capital Lease Obligations, incurred in the ordinary course of business secured by Permitted Liens;
(g)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) or (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; provided that in the case of any refinancing of (x) the DDTL Facility or (y) the Existing Convertible Notes, any such Indebtedness consists of customary Rule 144A public company convertible notes; provided that no Subsidiary of the Borrower that is not a Guarantor shall be an obligor with respect to such Indebtedness.
(h)    other Indebtedness not constituting “Permitted Indebtedness” pursuant to the other clauses (other than this clause (h)) of this definition not exceeding $[***] in the aggregate outstanding at any time; provided that no Subsidiary of the Borrower that is not a Guarantor shall be an obligor with respect to such Indebtedness;
(i)    Capital Lease Obligations or purchase money Indebtedness in an amount not exceeding $[***]; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement;
(j)    [Reserved];

(k)    Indebtedness in the form of a revolving credit or other working capital facility, in an outstanding amount not exceeding $[***] at any time;
(l)    intercompany Indebtedness among Borrower, its Subsidiaries, and Affiliated Practices, in the ordinary course of business; and
(m)    letters of credit, bonds, or any other similar legally required financial instrument or guarantees as required in connection with (A) Borrower’s Private Program or Federal Health Care Program Contracts, (B) health plan licenses held by Borrower, its Subsidiaries or Affiliated Practices, including but not limited to under the Knox Keene Health Care Service Plan Act, as amended, and (C) Borrower, Company Group or Affiliated Practices’ payor contracts.
“Permitted Investments” are:
(a)    Investments consisting of Short-Term Investments;
(b)    Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
(c)    Investments in and among any member of the Company Group or any of the Affiliated Practices including, to the extent required in connection with (x) Borrower, Company Group, or Affiliated Practices’ payor contracts or (y) health plan licenses held by the Company Group, including, but not limited to, under the Knox Keene Health Care Service Plan Act, as amended, in each case, in the ordinary course of business;
(d)    Investments accepted in connection with Transfers permitted by Section 7.1;
(e)    Investments (i) by Borrower or any Guarantor in Subsidiaries that are not Guarantors in an amount not to exceed $[***] in the aggregate and (ii) by Subsidiaries that are not Guarantors in other Subsidiaries that are not Guarantors;
(f)    Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business;
(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)    Investments consisting of Permitted Acquisitions by Borrower or any Subsidiary of Borrower provided that the consideration for such Permitted Acquisitions does not exceed (i) $[***] individually (or per related series of transactions) and (ii) $[***] in the aggregate;
(j)    other Investments not to exceed $[***] in the aggregate; and

(k)    Investments made pursuant to Borrower’s Investment Policy and Guidelines (as adopted in July 2013 and as amended in December 2015 and as in effect on July 20, 2022) solely to the extent such Investments are consistent with Borrower’s past practice.
“Permitted Liens” are:
(a)    Liens existing on the Effective Date and shown on Schedule 5.12;
(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
(c)    purchase money Liens on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing amounts incurred in reliance on clause (i) of the definition of “Permitted Indebtedness”;
(d)    Liens of mechanics’, materialmen’s, carriers, workers’, repairers’, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business which would not constitute a default under any lease and which are not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP;
(e)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) or (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)    leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business);
(h)    non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;
(i)    Liens arising from attachments or judgments, orders, or decrees not constituting an Event of Default;
(j)    Liens in favor of other financial institutions arising in connection with Borrower’s letters of credit, deposit and/or securities accounts held at such institutions in the ordinary course of business;
(k)    zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any leased real property which are not violated in any material respect by the current occupancy, operation or use of any leased real property by Borrower or Guarantors;
(l)    covenants, conditions, restrictions, easements, and other similar non-monetary encumbrances and matters of record affecting title to but not adversely affecting current occupancy, operation or use of any leased real property by Borrower or Guarantors in any material respect;
(m)    restrictions on the transfer of securities arising under federal and state securities laws;
(n)    any statutory Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any leased real property by any Borrower or Guarantor;
(o) Liens in connection with Indebtedness incurred under clause (m) of the definition of Permitted Indebtedness; and
(p)    other Liens securing Indebtedness in an amount not exceeding $[***].
“Permitted Line of Business” means: (x) primary care or related services or (y) chronic care services or disease management services, in each case, related to primary care services.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Plan” means any benefit and compensation plan, including “employee benefit plan” as defined in Section 3(3) of ERISA, whether written or unwritten, formal or informal, and whether or not subject to ERISA, including all employment, consulting (to the extent relating to a natural person), bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation rights, equity-based award, incentive, deferred compensation, retirement, profit sharing, retiree medical or life insurance, defined benefit pension, medical, welfare, supplemental, retirement, termination, severance, change in control, retention, or other plans, programs, arrangements, agreements or contracts to which Borrower or its Subsidiary is a party, with respect to which Borrower or any of its Subsidiary has any current obligation or direct or indirect liability or which are maintained, contributed to, or sponsored by Borrower or any of its Subsidiaries for the benefit of any current or former officer, employee, director, and independent contractor of Borrower, its Subsidiaries, and Affiliated Practices, other than any plan, program, policy, agreement or arrangement mandated by applicable law.
“Private Program” is defined in the Merger Agreement.
“Register” is defined in Section 12.15.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer or General Counsel of Borrower who are, as of the Effective Date, Amir Rubin, Bjorn Thaler, and Lisa Mango, respectively.
“Sarbanes-Oxley Act” is defined in Section 5.11(a).
“SEC” is defined in Section 5.11(a).
“SEC Reports” is defined in Section 5.11(a).
“Securities Act” is defined in Section 5.11(a).
“Short-Term Investments” mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit maturing no more than one (1) year after issue.
“SOFR” is, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time) on the immediately succeeding U.S. Government Securities Business Day.
“SOFR Administrator” is the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Rate” is the SOFR Reference Rate at approximately 5:00 p.m. (New York City time), two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the SOFR Administrator.
“SOFR Reference Rate” is, for any day and time (such day, the “SOFR Determination Day”), the rate per annum determined by Lender as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such SOFR Determination Day, the “SOFR Reference Rate” for the applicable tenor has not been published by the SOFR Administrator, then the SOFR Reference Rate for such SOFR Determination Day will be the SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR Reference Rate was published by the SOFR Administrator, so long as such first preceding Business Day is not more than five Business Days prior to such SOFR Determination Day.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination,

intercreditor, or other similar agreement in form and substance satisfactory to Lender entered into between Lender and the other creditor), on terms reasonably acceptable to Lender.
“Subsidiary” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other Subsidiaries of such person, (ii) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company, or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof. For the avoidance of doubt, the Affiliated Practices are not Subsidiaries of Borrower or any Subsidiary.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“U.S. Government Securities Business Day” is any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWER:
1LIFE HEALTHCARE, INC.

By:    /s/ Bjorn Thaler
Name: Bjorn Thaler
Title:     Chief Financial Officer
GUARANTORS:
IORA HEALTH, INC.

By:    /s/ Vikas Agarwal
Name: Vikas Agarwal
Title:     President
IORA SENIOR HEALTH, INC.

By:    /s/ Vikas Agarwal
Name: Vikas Agarwal
Title:     President
IORA HEALTH NE DCE, LLC

By:    /s/ Vikas Agarwal
Name: Vikas Agarwal
Title:     President
IORA HEALTH QUALITY NETWORK LLC

By:    /s/ Vikas Agarwal
Name: Vikas Agarwal
Title:    President

PEAKMED COLORADO, LLC

By:    /s/ Vikas Agarwal
Name: Vikas Agarwal
Title:     President

ONE MEDICAL ACO, LLC

By: 1LIFE HEALTHCARE, INC., its sole member
[SIGNATURE PAGE TO INTERIM LOAN AND GUARANTY AGREEMENT]

By:    /s/ Bjorn Thaler
Name:    Bjorn Thaler
Title:    Chief Financial Officer
[SIGNATURE PAGE TO INTERIM LOAN AND GUARANTY AGREEMENT]

LENDER:
AMAZON.COM SERVICES, LLC

By:    /s/ Carlo Bertucci
Name:    Carlo Bertucci
Title:    Authorized Signatory

[SIGNATURE PAGE TO INTERIM LOAN AND GUARANTY AGREEMENT]

EXHIBIT A – ADVANCE FORM

Email To:	Date:
BORROWING:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)
Amount of Advance $

Interest Period: [1][3][6] months.

All 1Life Healthcare, Inc.’s (“Borrower”) representations and warranties in the Interim Loan and Guaranty Agreement (the “Credit Agreement”), dated November 14, 2022, between Borrower and Amazon.com Services, LLC, as lender, are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and provided, further that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality, material adverse effect or “Material Adverse Effect” in the text thereof.

Borrower hereby covenants and agrees that prior to the Merger Termination Date (as defined in the Credit Agreement), Borrower will use the proceeds of all loans advanced under the Credit Agreement in accordance with the operating covenants set forth in Section 5.01 of the Merger Agreement (as defined in the Credit Agreement) as qualified by the Disclosure Schedules (as defined in the Credit Agreement).

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is 5 p.m., Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Lender:	Account Number:
City and State:

Exhibit A

Beneficiary Lender Transit (ABA) #:	Beneficiary Lender Code (Swift, Sort, Chip, etc.):
(For International Wire Only)
Intermediary Lender:	Transit (ABA) #:
For Further Credit to:
Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:
Print Name/Title:
Telephone #:

Exhibit A

EXHIBIT B – INTEREST ELECTION REQUEST
[see attached]

Exhibit B

Schedule 5.12
EXISTING INDEBTEDNESS AND ENCUMBRANCES

Existing Indebtedness

1.Existing Convertible Notes.
2.$4.3 million in grants as part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, through the Provider Relief Fund, or PRF of Department of Health and Human Services, which is not required to be repaid provided certain terms and conditions are met.

Existing Encumbrances
1.UCC-1 filing with Delaware Secretary of State naming 1Life Healthcare, Inc. as Debtor and Silicon Valley Bank as Secured Party, filed 2/24/2010, File No. 20100623284.
2.UCC-1 filing with Delaware Secretary of State naming 1Life Healthcare, Inc. as Debtor and De Lage Landen Financial Services, Inc. as Secured Party, filed 8/06/2019, File No. 20195426536.
3.UCC-1 filing with Delaware Secretary of State naming PeakMed Colorado, LLC as Debtor and Zions Credit Corporation as Secured Party, filed 03/09/2018. File No. 20182021573